  Exhibit 16.1

509.624.9223 mail@fruci.com	802 North Washington Spokane, WA 99201

January 8, 2018

United States Securities and Exchange Commission Office of the Chief Accountant
100 F Street NE Washington, DC 20549

Re: Sigmabroadband Co.

Ladies and Gentlemen:
We have read Item 4.01 of Form 8-K of Sigmabroadband that we understand will be filed on January 8, 2018. We are in agreement with the statements made, insofar as they relate to our firm. We have no basis to agree or disagree with the other statements contained therein.

Very truly yours,

Fruci & Associates II, PLLC